Exhibit 99.1

For Immediate Release
Investor Contact: Dave Staples	Media Contact: Jeanne Norcross
Executive Vice President & CFO	Vice President Corporate Affairs
(616) 878-8793	(616) 878-2830

Spartan Stores Announces Second Quarter Fiscal Year 2014

Financial Results

Consolidated Net Sales Increased 4.5 Percent

Second Quarter Adjusted Earnings from Continuing Operations Improved 19.5 Percent to $12.1 Million

GRAND RAPIDS, MICHIGAN – October 23, 2013 – Spartan Stores, Inc., (Nasdaq: SPTN) a leading regional grocery distributor and retailer, today reported financial results for the fiscal 2014 second quarter ended September 14, 2013.

Second Quarter Results

Consolidated net sales for the second quarter increased 4.5 percent to $649.5 million compared to $621.6 million last year, due to organic growth, contributions from a recent acquisition in the retail segment and new customers in the distribution segment.

Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (Adjusted EBITDA) for the quarter increased 10.1 percent to $31.9 million, or 4.9 percent of net sales, compared to $29.0 million, or 4.7 percent of net sales last year.

Adjusted earnings from continuing operations were $12.1 million, or $0.55 per diluted share, compared to $10.2 million, or $0.47 per diluted share, last year. For the second quarter of fiscal 2014, adjusted earnings from continuing operations excludes after-tax expenses related to the previously announced merger agreement with Nash Finch Company of $2.3 million, or $0.10 per diluted share, and a tax benefit of $0.2 million, or $0.01 per diluted share, due to the favorable settlement of a tax liability established in the prior year. For the second quarter of fiscal 2013, adjusted earnings from continuing operations excludes an after-tax asset impairment charge of $0.2 million, or $0.01 per diluted share, and an after-tax benefit from the sale of assets of $0.4 million, or $0.01 per diluted share.

“We are very pleased to deliver sales that were consistent with expectations and to achieve adjusted earnings from continuing operations well ahead of our guidance,” stated Dennis Eidson, Spartan’s President and Chief Executive Officer. “Despite a lack of meaningful food inflation, we posted top and bottom line gains in both our retail and distribution segments due to strong execution across our business segments, the effectiveness of our promotion programs and focus on cost control. We will continue to invest in the consumer experience to ensure a broad assortment of brand name and private brand products and encourage sales in our retail and distribution channels.”

Gross profit margin for the second quarter of fiscal 2014 was flat compared to the second quarter of the prior year at 21.0 percent. The gross profit margin reflects modest inflation in the Company’s distribution segment and improved fuel margins.

Second quarter operating expenses would have been $114.6 million, or 17.6 percent of net sales, compared to $110.9 million, or 17.8 percent of net sales, in the same quarter last year, if the expenses related to the merger transaction in fiscal 2014 and the asset impairment charge in fiscal 2013 were excluded. The decrease in the rate to sales was due to expense leverage on increased sales, partially offset by increased incentive compensation and depreciation and amortization expense. Second quarter of fiscal 2014 operating expenses as reported were $118.2 million, or 18.2 percent of sales, compared to $111.3 million, or 17.9 percent of sales, in the same quarter last year.

Distribution Segment

Net sales for the distribution segment increased 4.7 percent to $271.4 million in the second quarter of fiscal 2014 from $259.2 million in the same period last year. The increase in sales was due to organic growth and new business gains, partially offset by the elimination of sales related to the acquisition of a customer’s store in the third quarter of fiscal 2013 and lower pharmacy sales.

Second quarter fiscal 2014 adjusted operating earnings for the distribution segment were $11.6 million when excluding $3.6 million of expenses related to the merger transaction, compared to operating earnings of $10.8 million in the same period last year. The increase in adjusted operating earnings was due to increased sales volume, partially offset by higher incentive compensation compared to the same period last year. As reported, second quarter fiscal 2014 operating earnings for the distribution segment were $8.0 million compared to operating earnings of $10.8 million in the same period last year.

Retail Segment

Net sales for the retail segment increased 4.4 percent to $378.1 million in the second quarter of fiscal 2014 compared to $362.3 million in the same period last year. The increase in sales was due to the previously disclosed acquisition of a grocery store and fuel center in the third quarter of fiscal 2013, new Valu Land store openings, positive comparable store sales and increased fuel gallons, partially offset by lower retail fuel prices. Comparable store sales, excluding fuel, increased 0.2 percent in the second quarter of fiscal 2014.

Second quarter fiscal 2014 adjusted operating earnings for the retail segment were $10.1 million compared to $8.5 million last year when excluding the prior year non-cash, pre-tax asset impairment charge of $0.4 million. The improvement in adjusted operating earnings was primarily due to higher sales volume and higher fuel margins, partially offset by lower margins in supermarkets and higher depreciation and amortization due to capital investment program and higher health care costs.

During the second quarter, the Company opened one Valu Land store, completed five minor remodels and store re-banners and acquired one pharmacy, ending the quarter with 102 corporate owned stores and 30 fuel centers.

Balance Sheet and Cash Flow

The Company generated cash flow provided by operating activities of $19.5 million for the second quarter ended September 14, 2013 compared to $20.1 million in the comparable period last year.

Net long-term debt (including current maturities and capital lease obligations and subtracting cash) for the Company was $136.4 million as of September 14, 2013 compared to $147.5 million at the end of the second quarter of fiscal 2013. The Company’s total net long-term debt-to-capital ratio is 0.28-to-1.0 for the second quarter of fiscal 2014 and the net long-term debt-to-Adjusted EBITDA ratio is 1.24-to-1.0 on an annual Adjusted EBITDA basis.

Outlook

Mr. Eidson continued, “We believe that fiscal 2014 net sales and adjusted earnings from continuing operations will exceed last year and have been encouraged by our recent performance, but we believe that the lack of inflation will have a greater than anticipated impact on our sales and earnings for the second half of the year. As previously discussed, we will be facing progressively challenging year-over-year comparisons in the third and fourth quarters as we begin to cycle our retail store acquisition and new distribution customer and will likely experience lower fuel profit contribution than in the first half of the year. As we look to the second half of the year, we will continue to focus on delivering the best value and quality to our retail and distribution customers and to execute our capital investment program. During the third quarter, we plan to complete a total of four minor remodels and one major remodel, including five store-re-banners.”

For fiscal year ending March 29, 2014, the Company expects comparable store sales, adjusted for the Easter calendar shifts, to range from slightly negative to flat. Consolidated net sales and adjusted earnings from continuing operations for fiscal 2014 are expected to exceed fiscal year 2013; however, adjusted earnings from continuing operations are expected to be flat in the second half of the year when compared to the prior year, due to lower fuel profit contribution than in the first half of the year, the cycling of the retail store acquisition and distribution customer gain, as well as lower levels of inflation than previously expected.

The Company continues to expect capital expenditures for fiscal year 2014 to be in the range of $39.0 million to $42.0 million, with depreciation and amortization in the range of $41.0 million to $43.0 million and total interest expense in the range of $9.5 million to $10.5 million.

Mr. Eidson concluded, “We continue to make progress on our pending merger with Nash Finch as the Hart-Scott-Rodino (HSR) waiting period expired with no action by the Federal Trade Commission or the Department of Justice and the S-4 Registration Statement was declared effective on October 15, 2013. We are awaiting shareholder approval and continue to expect the transaction to be completed before the end of calendar 2013. Our meeting of shareholders to vote on the proposed merger is scheduled for November 18, 2013. We are moving forward with integration plans and remain enthusiastic about the opportunities that lie ahead for the combined company and our prospects for increasing shareholder value.”

Conference Call

A telephone conference call to discuss the Company’s second quarter of fiscal 2014 financial results is scheduled for 9:00 a.m. Eastern Time, Thursday, October 24, 2013. A live webcast of this conference call will be available on the Company’s website, www.spartanstores.com. Simply click on “For Investors” and follow the links to the live webcast. The webcast will remain available for replay on the Company’s website for approximately ten days.

About Spartan Stores

Grand Rapids, Michigan-based Spartan Stores, Inc. (Nasdaq: SPTN) is the nation’s ninth largest grocery distributor with 1.4 million square feet of warehouse, distribution, and office space located in Grand Rapids, Michigan. The Company distributes more than 40,000 private and national brand products to approximately 380 independent grocery locations in Michigan, Indiana and Ohio, and to the Company’s 101 corporate owned stores located in Michigan, including Family Fare Supermarkets, Glen’s Markets, D&W Fresh Markets, VG’s Food and Pharmacy, Forest Hills Foods and Valu Land.

Forward-Looking Statements

This press release contains forward-looking statements. Forward-looking statements are identifiable by words or phrases such as “initiatives”, “guidance”, “priority”, “focus”, “trend”, “outlook”, “position”, “opportunity”, “prospects”, “vision”, “future”, “program” or “strategy”; that an event or trend “could”, “will” or “should” occur “begin” “remain” or “continue” or is “likely” or that Spartan Stores or its management “anticipates”, “believes”, “expects”, “plans” or is “confident” of a particular result, or that a result will be “realized” or “delivered.” Accounting estimates are inherently forward-looking. Our restructuring cost provisions are estimates, actual costs may be more or less than these estimates, and differences may be material. These forward-looking statements are subject to a number of factors that could cause actual results to differ materially. Our ability to achieve the results stated in our “Outlook” discussion, successfully complete our pending merger, realize the benefits of the merger, integrate the combined companies, realize growth opportunities, expand our customer base, effectively implement and achieve the expected benefits of capital investments, our new retail banner, our loyalty program, and store openings, successfully respond to the weak economy and changing consumer behavior, anticipate and successfully respond to openings of competitors’ stores, successfully integrate acquired store or new distribution customer business, achieve expected sales, cash flows, operating efficiencies and earnings, implement plans, programs and strategies, reduce debt, and continue to pay dividends and repurchase shares is not certain and depends on many factors, not all of which are in our control. Additional information about the proposed merger and risks associated with that transaction appear in our Form S-4 Registration Statement effective October 15, 2013, as amended. Additional information about the risk factors to which Spartan Stores is exposed and other factors that may adversely affect these forward-looking statements is contained in Spartan Stores’ reports and filings with the Securities and Exchange Commission. Other risk factors exist and new risk factors may emerge at any time. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as predictions of future results. Spartan Stores undertakes no obligation to update or revise any forward-looking statements to reflect developments or information obtained after the date of this press release.

Important Information for Investors

Communications in this press release do not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. The issuance of Spartan Stores common stock in connection with the proposed merger will be submitted to the Spartan Stores’ shareholders for their consideration at a special meeting on November 18, 2013, and the proposed merger will be submitted to Nash Finch’s stockholders for their consideration at a special meeting on November 18, 2013. In connection with the proposed merger, Spartan Stores filed with the Securities and Exchange Commission (“SEC”) a registration statement on Form S-4 (the “Prospectus”) that includes a joint proxy statement to be used by Spartan Stores and Nash Finch to solicit the required approval of their respective shareholders in connection with the proposed merger that constitutes a prospectus of Spartan Stores. The registration statement became effective on October 15, 2013. Spartan Stores and Nash Finch may also file other documents with the SEC concerning the proposed merger. INVESTORS AND SECURITY HOLDERS OF SPARTAN STORES AND NASH FINCH ARE URGED TO READ THE PROSPECTUS AND THE OTHER RELEVANT DOCUMENTS REGARDING THE PROPOSED MERGER THAT HAVE BEEN AND WILL BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. Investors and security holders may obtain a free copy of the Prospectus and other documents containing important information about Spartan Stores and Nash Finch, once such documents are filed with the SEC, through the website maintained by the SEC at www.sec.gov. Copies of the documents filed with the SEC by Spartan Stores are available free of charge on Spartan Stores’ website at www.spartanstores.com under the tab “Investor Relations” or by contacting Jeanne Norcross, Vice President Corporate Affairs, 616-878-2830. Copies of documents filed with the SEC by Nash Finch are available free of charge on Nash Finch’s website at www.nashfinch.com under the tab “Investors” or by contacting Kathleen Mahoney, Executive Vice President, General Counsel and Secretary, 952-844-1262.

Participants in the Transaction

Spartan Stores, Nash Finch and certain of their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of Spartan Stores and stockholders of Nash Finch in connection with the proposed transaction. Information about the directors and executive officers of Spartan Stores is set forth in its proxy statement for its 2013 annual meeting of shareholders, which was filed with the SEC on June 14, 2013. Information about the directors and executive officers of Nash Finch is set forth in its proxy statement for its 2013 annual meeting of stockholders, which was filed with the SEC on March 11, 2013. These documents can be obtained free of charge from the sources indicated above. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, are contained in the joint proxy statement and prospectus and other relevant materials filed with the SEC.

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SPARTAN STORES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

(In thousands, except per share data)

(Unaudited)

	12 Weeks Ended	12 Weeks Ended	24 Weeks Ended	24 Weeks Ended
	September 14, 2013	September 15, 2012	September 14, 2013	September 15, 2012
Net sales	$649,471	$621,559	$1,261,876	$1,225,471
Cost of sales	513,175	491,333	1,000,304	973,525

Gross profit	136,296	130,226	261,572	251,946
Operating expenses
Selling, general and administrative	105,021	102,117	208,047	203,454
Merger related expenses	3,638	—	5,474	—
Depreciation and amortization	9,573	8,805	19,064	17,475
Restructuring and asset impairment charges	—	356	987	356

Total operating expenses	118,232	111,278	233,572	221,285
Operating earnings	18,064	18,948	28,000	30,661
Non-operating expense (income)
Interest expense	2,197	2,167	4,462	4,433
Non-cash convertible debt interest	—	904	—	1,794
Other, net	(3)	(681)	(12)	(729)

Total non-operating expense, net	2,194	2,390	4,450	5,498

Earnings before income taxes and discontinued operations	15,870	16,558	23,550	25,163
Income taxes	5,755	6,203	8,651	8,732

Earnings from continuing operations	10,115	10,355	14,899	16,431
Loss from discontinued operations, net of taxes	(65)	(50)	(166)	(123)

Net earnings	$10,050	$10,305	$14,733	$16,308

Basic earnings per share:
Earnings from continuing operations	$0.46	$0.48	$0.68	$0.75
Loss from discontinued operations	—	(0.01)*	(0.01)	—	*

Net earnings	$0.46	$0.47	$0.67	$0.75

Diluted earnings per share:
Earnings from continuing operations	$0.46	$0.47	$0.68	$0.75
Loss from discontinued operations	—	—	(0.01)	—	*

Net earnings	$0.46	$0.47	$0.67	$0.75

Weighted average shares outstanding:
Basic	21,884	21,747	21,847	21,800
Diluted	21,977	21,824	21,935	21,880

*	Includes rounding

SPARTAN STORES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	September 14, 2013	September 15, 2012
Assets
Current assets
Cash and cash equivalents	$5,545	$7,491
Accounts receivable, net	59,207	59,719
Inventories, net	141,358	136,032
Prepaid expenses	9,588	10,606
Other current assets	1,325	10,896
Deferred taxes on income	1,900	—
Property held for sale	—	710

Total current assets	218,923	225,454
Goodwill	246,437	239,834
Other, net	63,992	57,173
Property and equipment, net	268,337	261,552

Total assets	$797,689	$784,013

Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable	$137,899	$128,803
Accrued payroll and benefits	31,543	30,089
Accrued income taxes	4,059	—
Other accrued expenses	21,392	20,882
Current maturities of long-term debt and capital lease obligations	3,983	4,185

Total current liabilities	198,876	183,959
Long-term liabilities
Deferred taxes on income	80,833	87,805
Postretirement benefits	14,598	13,521
Other long-term liabilities	17,853	21,288
Long-term debt and capital lease obligations	137,981	150,789

Total long-term liabilities	251,265	273,403
Commitments and contingencies
Shareholders’ equity
Common stock, voting, no par value; 50,000 shares authorized; 21,875 and 21,754 shares outstanding	147,251	145,289
Preferred stock, no par value, 10,000 shares authorized; no shares outstanding	—	—
Accumulated other comprehensive loss	(13,275)	(13,793)
Retained earnings	213,572	195,155

Total shareholders’ equity	347,548	326,651

Total liabilities and shareholders’ equity	$797,689	$784,013

SPARTAN STORES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	12 Weeks Ended	12 Weeks Ended
	September 14, 2013	September 15, 2012
Cash flows from operating activities
Net cash provided by operating activities	$19,524	$20,083
Net cash used in investing activities	(8,157)	(11,758)
Net cash used in financing activities	(9,876)	(7,026)
Net cash (used in) provided by discontinued operations	(109)	99

Net increase in cash and cash equivalents	1,382	1,398
Cash and cash equivalents at beginning of period	4,163	6,093

Cash and cash equivalents at end of period	$5,545	$7,491

SPARTAN STORES, INC. AND SUBSIDIARIES SUPPLEMENTAL FINANCIAL DATA

Table 1: Sales and Operating Earnings by Segment

(In thousands)

(Unaudited)

	12 Weeks Ended	12 Weeks Ended	24 Weeks Ended	24 Weeks Ended
	September 14, 2013	September 15, 2012	September 14, 2013	September 15, 2012
Retail Segment:
Net sales	$378,086	$362,317	$731,917	$707,881
Operating earnings	$10,064	$8,099	$14,307	$11,990
Distribution Segment:
Net sales	$271,385	$259,242	$529,959	$517,590
Operating earnings	$8,000	$10,849	$13,693	$18,671

Table 2: Reconciliation of Net Earnings to Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (Adjusted EBITDA)

(A Non-GAAP Financial Measure)

(Unaudited)

(In thousands)

	12 Weeks Ended September 14, 2013	12 Weeks Ended September 15, 2012	24 Weeks Ended September 14, 2013	24 Weeks Ended September 15, 2012
Net earnings	$10,050	$10,305	$14,733	$16,308
Add:
Discontinued operations	65	50	166	123
Income taxes	5,755	6,203	8,651	8,732
Interest expense	2,197	3,071	4,462	6,227
Non-operating income	(3)	(681)	(12)	(729)

Operating earnings	18,064	18,948	28,000	30,661
Add:
Depreciation and amortization	9,573	8,805	19,064	17,475
LIFO expense	189	590	953	1,380
Restructuring and asset impairment charges	—	356	987	356
Professional fees related to merger transaction	3,638	—	5,474	—
Non-cash stock compensation and other charges	449	292	1,252	1,761

Adjusted EBITDA	$31,913	$28,991	$55,730	$51,633

Reconciliation of operating earnings to adjusted EBITDA by segment:
Retail:
Operating earnings	$10,064	$8,099	$14,307	$11,990
Add:
Depreciation and amortization	7,466	6,833	14,863	13,544
LIFO expense	225	424	650	848
Restructuring and asset impairment charges	—	356	987	356
Non-cash stock compensation and other charges	241	687	626	1,457

Adjusted EBITDA	$17,996	$16,399	$31,433	$28,195

Distribution:
Operating earnings	$8,000	$10,849	$13,693	$18,671
Add:
Depreciation and amortization	2,107	1,972	4,201	3,931
LIFO (income) expense	(36)	166	303	532
Professional fees related to merger transaction	3,638	—	5,474	—
Non-cash stock compensation and other charges	208	(395)	626	304

Adjusted EBITDA	$13,917	$12,592	$24,297	$23,438

Notes: Consolidated Adjusted EBITDA is a non-GAAP operating financial measure that the Company defines as net earnings from continuing operations plus depreciation and amortization, and other non-cash items including imputed interest, deferred (stock) compensation, the LIFO provision, as well as adjustments for items that do not reflect the ongoing operating activities of the Company and costs associated with the closing of operational locations, interest expense and the provision for income taxes to the extent deducted in the computation of Net Earnings.

We believe that Adjusted EBITDA provides a meaningful representation of our operating performance for Spartan Stores as a whole and for our operating segments. We consider Adjusted EBITDA as an additional way to measure operating performance on an ongoing basis. Adjusted EBITDA is meant to reflect the ongoing operating performance of all of our retail stores and wholesale operations; consequently, it excludes the impact of items that could be considered “non-operating” or “non-core” in nature, and also excludes the contributions of activities classified as discontinued operations. Because Adjusted EBITDA is a performance measure that management uses to allocate resources, assess performance against its peers, and evaluate overall performance, we believe it provides useful information for our investors. In addition, securities analysts, fund managers and other shareholders and stakeholders that communicate with us request our operating financial results in Adjusted EBITDA format.

Adjusted EBITDA is not a measure of performance under accounting principles generally accepted in the United States of America, and should not be considered as a substitute for net earnings, cash flows from operating activities and other income or cash flow statement data. Our definition of Adjusted EBITDA may not be identical to similarly titled measures reported by other companies.

Table 3: Reconciliation of Operating Earnings to Adjusted Operating Earnings

(A Non-GAAP Financial Measure)

(Unaudited)

(In thousands, except per share data)

	12 Weeks Ended September 14, 2013	12 Weeks Ended September 15, 2012	24 Weeks Ended September 14, 2013	24 Weeks Ended September 15, 2012
Operating earnings	$18,064	$18,948	$28,000	$30,661
Add:
Asset impairment and restructuring charges	—	356	987	356
Merger related expenses	3,638	—	5,474	—
Professional fees related to tax planning	—		—	108

Adjusted operating earnings	$21,702	$19,304	$34,461	$31,125

Reconciliation of operating earnings to adjusted operating earnings by segment:
Retail:
Operating earnings	$10,064	$8,099	$14,307	$11,990
Add:
Asset impairment and restructuring charges	—	356	987	356

Adjusted operating earnings	$10,064	$8,455	$15,294	$12,346

Distribution:
Operating earnings	$8,000	$10,849	$13,693	$18,671
Add:
Merger related expenses	3,638	—	5,474	—
Professional fees related to tax planning	—	—	—	108

Adjusted operating earnings	$11,638	$10,849	$19,167	$18,779

Notes: Adjusted operating earnings is a non-GAAP operating financial measure that the Company defines as operating earnings plus or minus adjustments for items that do not reflect the ongoing operating activities of the Company and costs associated with the closing of operational locations.

The Company believes that adjusted operating earnings provide a meaningful representation of its operating performance for the Company. The Company considers adjusted operating earnings as an additional way to measure operating performance on an ongoing basis. Adjusted operating earnings is meant to reflect the ongoing operating performance of all of its retail stores and wholesale operations; consequently, it excludes the impact of items that could be considered “non-operating” or “non-core” in nature, and also excludes the contributions of activities classified as discontinued operations. Because adjusted operating earnings is a performance measure that management uses to allocate resources, assess performance against its peers and evaluate overall performance, the Company believes it provides useful information for investors. In addition, securities analysts, fund managers and other shareholders and stakeholders that communicate with the Company request its operating financial results in adjusted operating earnings format.

Adjusted operating earnings is not a measure of performance under accounting principles generally accepted in the United States of America, and should not be considered as a substitute for operating earnings, cash flows from operating activities and other income or cash flow statement data. The Company’s definition of adjusted operating earnings may not be identical to similarly titled measures reported by other companies.

Table 4: Reconciliation of Earnings from Continuing Operations to

Adjusted Earnings from Continuing Operations

(A Non-GAAP Financial Measure)

(Unaudited)

(In thousands, except per share data)

	12 Weeks Ended		12 Weeks Ended
	September 14, 2013		September 15, 2012
	Earnings from continuing operations	Earnings per diluted share	Earnings from continuing operations	Earnings per diluted share
Earnings from continuing operations	$10,115	$0.46	$10,355	$0.47
Adjustments, net of taxes:
Asset impairment and restructuring charges	—	—	223	0.01
Merger related expenses	2,264	0.10	—	—
Gain on sale of assets	—	—	(418)	(0.01	)*
Favorable settlement of unrecognized tax liability	(238)	(0.01)

Adjusted earnings from continuing operations	$12,141	$0.55	$10,160	$0.47

*	includes rounding

	24 Weeks Ended		24 Weeks Ended
	September 14, 2013		September 15, 2012
	Earnings from continuing operations	Earnings per diluted share	Earnings from continuing operations	Earnings per diluted share
Earnings from continuing operations	$14,899	$0.68	$16,431	$0.75
Adjustments, net of taxes:
Asset impairment and restructuring charges	614	0.03	223	0.01
Merger related expenses	3,407	0.15	—	—
Gain on sale of assets	—	—	(418)	(0.02)
Favorable settlement of unrecognized tax liability	(238)	(0.01)	—	—
Impact of state tax law changes	—	—	(642)	(0.03)

Adjusted earnings from continuing operations	$18,682	$0.85	$15,594	$0.71

Notes: Adjusted earnings from continuing operations is a non-GAAP operating financial measure that the Company defines as earnings from continuing operations plus or minus adjustments for items that do not reflect the ongoing operating activities of the Company and costs associated with the closing of operational locations.

The Company believes that adjusted earnings from continuing operations provide a meaningful representation of its operating performance for the Company. The Company considers adjusted earnings from continuing operations as an additional way to measure operating performance on an ongoing basis. Adjusted earnings from continuing operations is meant to reflect the ongoing operating performance of all of its retail stores and wholesale operations; consequently, it excludes the impact of items that could be considered “non-operating” or “non-core” in nature, and also excludes the contributions of activities classified as discontinued operations. Because adjusted earnings from continuing operations is a performance measure that management uses to allocate resources, assess performance against its peers and evaluate overall performance, the Company believes it provides useful information for investors. In addition, securities analysts, fund managers and other shareholders and stakeholders that communicate with the Company request its operating financial results in Adjusted earnings from continuing operations format.

Adjusted earnings from continuing operations is not a measure of performance under accounting principles generally accepted in the United States of America, and should not be considered as a substitute for net earnings, cash flows from operating activities and other income or cash flow statement data. The Company’s definition of adjusted earnings from continuing operations may not be identical to similarly titled measures reported by other companies.

Table 5: Reconciliation of Long-Term Debt and Capital Lease Obligations to Total Net Long-Term Debt and Capital Lease Obligations

(A Non-GAAP Financial Measure)

(In thousands)

(Unaudited)

	September 14, 2013	September 15, 2012
Current maturities of long-term debt and capital lease obligations	$3,983	$4,185
Long-term debt and capital lease obligations	137,981	150,789

Total debt	141,964	154,974
Cash and cash equivalents	(5,545)	(7,491)

Total net long-term debt	$136,419	$147,483

Notes: Total net long-term debt is a non-GAAP financial measure that is defined as long-term debt and capital lease obligations plus current maturities of long-term debt and capital lease obligations less cash and cash equivalents. The Company believes investors find the information useful because it reflects the amount of long-term debt obligations that are not covered by available cash and temporary investments.